EMPLOYMENT AGREEMENT


         THIS AGREEMENT, made this 24th day of May, 2004, by and between Mendecino Capital Partners, Inc, a Delaware corporation ("Corporation") and Sunset Service Stations, a California corporation and a wholly owned subsidiary of Corporation ("Sunset"), hereinafter sometimes collectively referred to as SSS, and Vincent Sammarro, an individual ("Sammarro").

                             BACKGROUND INFORMATION

        WHEREAS, Sammarro is willing to be employed as President and CEO of SSS, and

         WHEREAS, SSS recognizes Sammarro's experience in the service station industry, and

         IT IS THEREFORE AGREED:

         1. Terms and Duties. SSS hereby employs Sammarro as President and CEO of Sunset and Corporation. Sammarro shall devote his best efforts and towards the advancement of SSS, subject to reasonable vacations compatible with his position, performing such duties as are from time to time prescribed by, and reporting directly to, the Board of Directors. This employment is at will.


         2. Compensation. SSS shall pay Sammarro the following compensation:

         a. An annual base salary of $36,000 (Thirty Six Thousand Dollars) payable in equal semimonthly installments on the 1st and 15th day of the month, provided that if the period of employment hereunder shall terminate on any day other than the 1st or 15th day of a calendar month, then in that event said installments shall be prorated. In addition, Sammarro shall be paid a monthly bonus equal to 20% of the net profit of the first service station acquired by Sunset. At such time as one or more additional stations are acquired, this percentage and the stations to which they are applicable shall be mutually determined in good faith. Sammarro shall have the option to apportion this compensation to other benefits such as health benefits and car allowance.

         b. As an additional incentive to Samarro, Corporation agrees to grant 250,000 fully paid up shares (par value $.001) to Sammarro as an inducement to Sammarro to accept the position with SSS. These shares will be considered earned one third on each anniversary of this Agreement, until May 21, 2007, when all shall be vested. The 250,000 shares constitute 20% of the outstanding shares of the Corporation. The Corporation shall endeavor to become publicly traded as soonb as practicable.

         3 Expenses. Sammarro is authorized to incur reasonable expenses for promoting the business of SSS. SSS shall reimburse Sammarro for all expenses upon the presentation by Sammarro, from time to time, of an itemized account of such expenditures.

         4. General Indemnification. Corporation and SSS shall indemnify Sammarro if he was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation to, an act by or in the right of SSS) by reason of the fact that he is or was a director, officer, employee, or agent of corporation or SSS or is or was serving at the request of Corporation or SSS as a director, trustee, officer, employee, partner, joint venture partner, or agent of another Corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Corporation or SSS , and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made in respect to any derivative claim, issue or matter as to which Sammarro shall have been adjudged to be liable to the Corporation or SSS unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, Sammarro fairly and reasonably is entitled to be indemnified for such expenses. Expenses (including attorney's fees) incurred in defending any civil or criminal action, suit or proceeding referred to in this Section shall be paid by Corporation and SSS in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of Sammarro to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by SSS or Corporation as authorized in the preceding sentences. The indemnification provided by this Section shall not be deemed exclusive of any other rights to which Sammarro shall be entitled under the common law or the General Corporation Law of the State of Delaware or the Certificate of Incorporation or Bylaws of Corporation or SSS or any agreement, vote of their respective shareholders or directors, or otherwise, both or as to action in his official capacity or as to action in another capacity while holding such office, and shall continue after the termination of this Agreement and shall inure to the benefits of their heirs, executors and administrators of Sammarro.

         5. Assignments and Liability. This Agreement shall inure to the benefit of Sammarro and his successors or assigns. All obligations and liabilities of SSS under this Agreement shall be jointly and severally the obligations of Corporation and SSS.

         6. Arbitration. In the event of any dispute under this Agreement, such dispute shall be settled by arbitration in Orange County in accordance with the then prevailing rules of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof.

         7. Entire Agreement. This Agreement constitutes all of the agreements which have been made between the parties and no attempt shall be made by either party to assert that on, before, or simultaneously with the execution of this Agreement there were any other agreements, promises, representations or understandings made by any of them with respect to the matters contained herein or to the relationship between the parties. This Agreement is not subject to reinterpretation or change except by written agreement of the parties hereto.

         8. Governing Law. This Agreement has been executed in the State of California. All questions concerning this Agreement and performance hereunder shall be judged and resolved in accordance with the lams of the State of California.


         IN WITNESS WHEREOF, the parties have hereunder set their hands as of the date first hereinbefore written,


SUNSET SERVICE STATIONS.                             .
MENDECINO CAPITAL PARTNERS, INC.



By: ______________________                  By: _____________________
Jehu Hand, Chief Financial Officer             Vincent Sammarro